Amendment No. 3 to
                                                  SEC File No. 70-8971




                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                                       FORM U-1
                                  DECLARATION UNDER
                THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")


                     GPU INTERNATIONAL, INC.("GPU International")
                          GPU ELECTRIC, INC. ("GPU Electric")
                  One Upper Pond Road, Parsippany, New Jersey 07054

                      (Names of companies filing this statement
                         and addresses of principal offices)



          (Name of top registered holding company parent of the applicants)


          W. S. Greengrove, Secretary        Douglas E. Davidson, Esq.
          GPU International, Inc.            Berlack, Israels & Liberman LLP
          GPU Electric, Inc.                 120 West 45th Street
          One Upper Pond Road                New York, New York  10036
          Parsippany, New Jersey  07054

                     ____________________________________________
                     (Names and addresses of agents for service)





               GPU  International  and  GPU  Electric  hereby  amend  their

          Declaration on Form  U-1, docketed  in SEC File  No. 70-8971,  as heretofore amended, as follows:

               1.   By  amending the last sentence of Item 4 to read in its

          entirety as follows:

                    It is requested that the Commission reserve jurisdiction pending completion of the record over the payment of dividends out of capital or unearned surplus by any Subsidiary Company which GPU may subsequently acquire or any
                    subsidiary  of  GPU   International  or   GPU
                    Electric that GPU International or GPU Electric subsequently may be authorized by rule or order to acquire.






                                      SIGNATURE


               PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY CAUSED THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                                        GPU INTERNATIONAL, INC.
                                        GPU ELECTRIC, INC.




                                        By:/s/ B. L. Levy
                                             Bruce L. Levy
                                             President

          Date: February 27, 1997